UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 15, 2009

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (415) 946-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 Other Business

Item 8.01 Other Business.

IA Global Inc. (the “Company” or “IAO”) announced the completion of certain preliminary due diligence items concerning the proposal by Golden Century Wealth Investment (HK) Ltd (GCWI) to acquire 51% or more of the outstanding stock of the Company at $.15 per share. GCWI was formed in Hong Kong in December 2008 and this holding company has two principal operating entities. The first is a wholesaling and consumer direct food distribution company based in Japan, which services the Japanese market only, and trades under the name HS-BD K.K. The second entity is a China based oil importing business named ZRD Fuel Oil (Beijing) Co. Ltd (“ZRD”). The unaudited operating results for ZRD shows 2007 revenue of $98 million and net income of $7.5 million. Due diligence will continue during the latter part of January. GCWI have yet to indicate, in writing, any details of the structure of their proposed buy-out of IAO.

A copy of the press release, dated January 15, 2009, updating the status of the GWCI acquisition offer is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired – None.

(b)	Pro Forma financial information – None.

(d)	Exhibits –

Exhibit No.	Description

99.1	Press release, dated January 15, 2009, updating the status of the acquisition offer from Golden Century Wealth Investment (HK) Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: January 15, 2009

By:	/s/ Derek Schneideman

Derek Schneideman

Chief Executive Officer